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                                                                Exhibit 8(e)(ii)



                                 AMENDMENT NO. 1
                                       TO
                                SPONSOR AGREEMENT
                                     BETWEEN
     TOUCHSTONE ADVISORS, INC. AND SELECT ADVISORS VARIABLE INSURANCE TRUST

         This Amendment No. 1 to Sponsor Agreement is dated as of May 1, 1998 and amends the Sponsor Agreement (the "Sponsor Agreement") dated September 9, 1994 made by and between Select Advisors Variable Insurance Trust, a Massachusetts business trust (the "Trust"), and Touchstone Advisors, Inc., an Ohio corporation ("Touchstone"), and.

         WHEREAS, the Touchstone acts as sponsor to the Trust pursuant to the Sponsor Agreement; and

         WHEREAS, the Trust's Board of Trustees has amended and restated the Establishment and Designation of Series appended to the Trust's Declaration of Trust (the "Declaration") to add an additional series of Shares (as defined in the Declaration) of the Trust, to be designated the Touchstone Value Plus Portfolio;

         NOW, THEREFORE, Section 4 of the Sponsor Agreement is hereby amended, effective as of May 1, 1998, to read as set forth below, the sole change in such paragraph being the addition of information with respect to the Value Plus Portfolio.

                  4. Operating Expense Waivers or Reimbursement. Touchstone shall waive all or a portion of its fees pursuant to this Sponsor Agreement and/or reimburse a portion of the operating expenses (including amortization of organization expenses but excluding interest, taxes, brokerage commissions and other portfolio transaction expenses, capital expenditures and extraordinary expenses) ("Expenses") of each Portfolio of the Trust such that after such reimbursement the aggregate Expenses of the Portfolio shall be equal on an annual basis to the following percentages of the average daily net assets of the Portfolio for the Portfolio's then-current fiscal year: Emerging Growth Portfolio, 1.15%; International Equity Portfolio, 1.25%; Balanced Portfolio, 0.90%; Income Opportunity Portfolio, 0.85%; Standby Income Portfolio, 0.50%; and Value Plus Portfolio, 0.85%.

                          Touchstone's obligations in this Section 4 may be terminated, with respect to any Portfolio, by Touchstone as of the end of any calendar quarter after December 31, 1995, upon at least 30 days prior written notice to the Trust (an "Expense Cap Termination").

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         IN WITNESS WHEREOF, the parties have caused this Amendment No. 1 to the
Sponsor Agreement to be executed and delivered in their names and on their behalf as of the day and year first above written. The person signing on behalf of the Trust has executed this Agreement not individually, but as an officer under the Trust's Declaration of Trust, and the obligations of this Agreement are not binding upon such person or upon any of the Trust's Trustees, officer or shareholder individually, but bind only the Trust estate.


                                     SELECT ADVISORS VARIABLE
                                     INSURANCE TRUST


                                     By: ____________________________________
                                         Edward G. Harness, Jr., President


                                     TOUCHSTONE ADVISORS INC.


                                     By: ____________________________________


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